Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2023 FINANCIAL RESULTS

     Contact:  Elizabeth B. Lewter
February 13, 2024
Telephone:  (919) 968-2200
        Nasdaq Symbol:  ITIC
FOR IMMEDIATE RELEASE:

Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the fourth quarter and year ended December 31, 2023. For the quarter, net income decreased 22.5% to $5.8 million, or $3.09 per diluted share, versus $7.5 million, or $3.97 per diluted share, in the prior year period.  For the year, net income decreased 9.3% to $21.7 million, or $11.45 per diluted share, versus $23.9 million, or $12.59 per diluted share, in the prior year.
Revenues for the quarter decreased 18.0% to $53.7 million, compared with $65.5 million for the prior year period, primarily as the result of decreases in the Company’s title insurance business and net investment gains, partially offset by increases in interest and dividend income and other investment income. The reduction in title insurance revenues is attributable to an overall decline in the level of real estate transaction volumes resulting from higher average mortgage interest rates, which started to trend downwards to some extent towards the end of the current year period, and ongoing housing inventory constraints. The decrease in net investment gains was mostly due to a reduction in net realized gains from the sale of investments compared to the prior year period. These decreases were partially offset by increases in other investment income and interest income. Changes in other investment income are due to fluctuations in the market value of the underlying investments and distributions received during the quarter. Interest income levels are primarily a function of general market performance, interest rates and the level of cash balances.
Operating expenses for the quarter decreased 15.6% compared to the prior year period, primarily due to reductions in expenses which fluctuate with title insurance volume. Commissions to agents decreased by $4.8 million, commensurate with the decrease in agent premium volume. Personnel expenses decreased by $3.3 million, primarily due to reductions in incentive compensation and reductions in staffing levels. Other expenses were down $552 thousand, mainly due to the impact of lower title insurance volumes. The provision for claims, and office and technology expenses, remained consistent with the prior year period.

Income before income taxes decreased to $6.2 million for the current quarter, versus $9.3 million in the prior year period. Excluding the impact of net investment gains (losses), adjusted income before income taxes (non-GAAP) decreased 13.8% to $3.5 million for the quarter, versus $4.0 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure). Income tax expense, including federal and state taxes, as a percentage of income before income taxes was 6.1% for the current year, compared with 18.8% for the prior year period. The lower effective income tax rate was primarily due to the impact of tax adjustments and tax credits.
 For the year, revenues decreased 20.7% to $224.8 million, compared with $283.4 million for the prior year. Operating expenses decreased 21.6% to $198.5 million, compared with $253.3 million for the prior year period. Income before income taxes decreased 12.9% to $26.2 million, compared with $30.1 million for the prior year. Excluding the impact of net investment gains (losses), adjusted income before income taxes (non-GAAP) decreased 44.9% to $22.8 million, versus $41.3 million for the prior year (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure). Aside from an increase in revenue from non-title services and an improvement in net investment gains (losses), overall results for the full year were shaped predominantly by the same factors that affected the fourth quarter. The increase in revenue from non-title services was mainly due to an increase in like-kind exchange revenues. Positive changes in the estimated fair value of equity security investments resulted in an improvement in net investment gains (losses) compared to the prior year.
Chairman J. Allen Fine commented, “Results for the quarter reflect the ongoing slowdown in real estate transaction activity, as well as typical seasonal patterns.  Elevated levels of interest rates continue to negatively impact home sales and mortgage refinancing.  At the same time, a constrained inventory of homes for sale coupled with the lowest levels of home turnover in at least a decade has kept real estate values near their post-pandemic peaks.  These factors have all converged to reduce housing affordability to historically low levels.
“Early in the fourth quarter, mortgage rates reached a 20-year high of 7.8%.  After public comments made by the Federal Reserve in October, however, rates reversed their upward trend and declined steadily over the balance of the quarter.  By year-end, the average 30-year mortgage rate stood at 6.6%, more than a full percentage point below the high.  We believe this decline and any accommodative policy by the Federal Reserve should help improve affordability and provide general market support in 2024.
“Despite the most challenging economic conditions since the great financial crisis of 2008, with mortgage transaction volumes dipping to levels not seen in over two decades, we reported another year of solid operating results in 2023, with a pre-tax profit margin of 11.7%.  The level of claims activity remained low, and investment earnings continued to benefit from higher interest rates and stock market gains.  Additionally, we continue to make select investments in software and other initiatives, which will help make us a more competitive and efficient company over the course of the market cycle.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies.  The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends.  Such statements include, among others, any statements regarding the Company’s expected performance for this year,  future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results.  Such risks and uncertainties include, without limitation:  the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy, including those resulting from a potential shutdown of the U.S. Government; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2023 and 2022
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues:
Net premiums written	$38,365	$49,223	$171,158	$248,632
Escrow and other title-related fees	4,167	4,853	17,109	22,314
Non-title services	4,724	5,042	19,237	13,931
Interest and dividends	2,518	1,649	9,055	4,704
Other investment income (loss)	837	(720)	3,752	3,896
Net investment gains (losses)	2,728	5,230	3,448	(11,226)
Other	344	217	991	1,141
Total Revenues	53,683	65,494	224,750	283,392

Operating Expenses:
Commissions to agents	19,639	24,405	83,374	121,566
Provision for claims	865	803	4,762	4,255
Personnel expenses	18,255	21,593	76,706	85,331
Office and technology expenses	4,237	4,393	17,359	17,323
Other expenses	4,474	5,026	16,319	24,809
Total Operating Expenses	47,470	56,220	198,520	253,284

Income before Income Taxes	6,213	9,274	26,230	30,108

Provision for Income Taxes	377	1,748	4,544	6,205

Net Income	$5,836	$7,526	$21,686	$23,903

Basic Earnings per Common Share	$3.09	$3.97	$11.45	$12.60

Weighted Average Shares Outstanding – Basic	1,891	1,897	1,893	1,897

Diluted Earnings per Common Share	$3.09	$3.97	$11.45	$12.59

Weighted Average Shares Outstanding – Diluted	1,891	1,897	1,893	1,898

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2023 and 2022
(in thousands)
(unaudited)

	December 31, 2023	December 31, 2022
Assets

Cash and cash equivalents	$24,031	$35,311

Investments:
Fixed maturity securities, available-for-sale, at fair value	63,847	53,989
Equity securities, at fair value	37,212	51,691
Short-term investments	110,224	103,649
Other investments	17,385	18,368
Total investments	228,668	227,697

Premiums and fees receivable	13,338	19,047
Accrued interest and dividends	978	872
Prepaid expenses and other receivables	13,525	11,095
Property, net	23,886	17,785
Goodwill and other intangible assets, net	16,249	17,611
Lease assets	6,303	6,707
Other assets	2,500	2,458
Current income taxes recoverable	1,081	1,174
Total Assets	$330,559	$339,757

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,147	$37,192
Accounts payable and accrued liabilities	31,864	47,050
Lease liabilities	6,449	6,839
Deferred income taxes, net	3,546	7,665
Total liabilities	79,006	98,746

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,891 and 1,897 shares issued and outstanding as of December 31, 2023 and 2022, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	250,915	240,811
Accumulated other comprehensive income	638	200
Total stockholders’ equity	251,553	241,011
Total Liabilities and Stockholders’ Equity	$330,559	$339,757

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Twelve Months Ended December 31, 2023 and 2022
(in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2023	%	2022	%	2023	%	2022	%
Direct	$12,088	31.5	$16,230	33.0	$58,063	33.9	$85,676	34.5

Agency	26,277	68.5	32,993	67.0	113,095	66.1	162,956	65.5

Total	$38,365	100.0	$49,223	100.0	$171,158	100.0	$248,632	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2023 and 2022
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance.  This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP.  Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments.  For the three and twelve months ended December 31, 2023, management has decided to exclude realized gains and losses on sales of investment securities in addition to changes in the estimated fair value of equity security investments for consistency with a similar change in the presentation in the Consolidated Statement of Operations.  The non-GAAP financial measures for prior year periods included in this Appendix have also been updated for consistency with this presentation.  Therefore adjusted revenues (non-GAAP) and adjusted income before income taxes (non-GAAP) below are not comparable with previously published non-GAAP financial measures for the Company.  Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations.  The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information.  This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Revenues
Total revenues (GAAP)	$53,683	$65,494	$224,750	$283,392
(Subtract) Add: Net investment (gains) losses	(2,728)	(5,230)	(3,448)	11,226
Adjusted revenues (non-GAAP)	$50,955	$60,264	$221,302	$294,618

Income before Income Taxes
Income before income taxes (GAAP)	$6,213	$9,274	$26,230	$30,108
(Subtract) Add: Net investment (gains) losses	(2,728)	(5,230)	(3,448)	11,226
Adjusted income before income taxes (non-GAAP)	$3,485	$4,044	$22,782	$41,334